CERTIFICATE OF AMENDMENT TO THE

                         CERTIFICATE OF INCORPORATION OF

                             SAVIN ELECTRONICS INC.


To   The Secretary of State
     State of New Jersey

     Pursuant to the provisions of Section 14A;9-2(4) and
     Section 14A;9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to its Certificate of
     Incorporation:


     1.   The name of the corporation is Savin Electronics Inc.

     2. The following amendment to the Certificate of Incorporation was approved by the directors and thereafter duly adopted by the shareholders of the corporation on the 16th day of June 1999.

          Resolved, that Article FIRST of the Certificate of Incorporation be amended to read as follows:

          The name of the corporation is Hidenet Secure Architectures, Inc.

     3. The number of shares entitled to vote upon the amendment was 3,032,600.

     4. That in lieu of a meeting and vote of shareholders and in accordance with the provisions of Section 14A;5-6, the amendment was adopted by the shareholders without a meeting pursuant to the written consents of the shareholders and the number of shares represented by such consents is 3,000,000 shares.

     5. The effective date of this Amendment to the Certificate of Incorporation shall be June 28, 1999 or as soon thereafter as possible.

Dated this 16th day of June 1999.

                              SAVIN ELECTRONICS INC.


                              By: /s/Ron Fussman
                                  -------------------------
                                  Ron Fussman, President